EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Unifi, Inc. for the registration of $250,000,000 6 1/2% Notes Due 2008 and to the incorporation by reference therein of our report dated July 15, 1997, with respect to the consolidated financial statements of Unifi, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 29, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                         /s/ ERNST & YOUNG LLP

Greensboro, North Carolina
March 31, 1998